Davis, Sita & Company



To:    Board of Directors of View Systems, Inc.


        We hereby consent to the inclusion in amended Form SB-2 of our report dated June 2, 2000 related to the financial statements of Eastern Tech Manufacturing Corp., Inc. for the years ended June 30, 1998 and 1997.



                                        /s/ Davis, Sita & Company


Baltimore, Maryand
February 8, 2001